Exhibit 5.1

Dykema Gossett PLLC 111 E. Kilbourn Ave. Suite 1050 Milwaukee, WI 53202 www.dykema.com Tel: 414-488-7300

December 1, 2025

Board of Directors

Venu Holding Corporation

1755 Telstar Drive, Suite 501

Colorado Springs, Colorado 80920

RE: Registration Statement on Form S-3

Board of Directors:

We have acted as counsel to Venu Holding Corporation, a Colorado corporation (the “Company”), in connection with the Company’s filing with the U.S. Securities and Exchange Commission of a Registration Statement on Form S-3 (as amended or supplemented, the “Registration Statement”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), relating to the registration of the proposed public offering from time to time of up to $1,000,000,000 of the following securities: (i) shares of the Company’s common stock, par value $0.001 per share (the “Common Stock”); (ii) shares of the Company’s preferred stock, par value $0.001 per share (the “Preferred Stock”); (iii) the Company’s debt securities that may be either senior debt securities or subordinated debt securities (the “Debt Securities”); (iv) warrants to purchase the Company’s Common Stock, Preferred Stock, Debt Securities, or other securities (the “Warrants”); (v) rights to purchase the Company’s Common Stock, Preferred Stock, Debt Securities, and/or Warrants, alone or in any combination (the “Rights”); and (vi) units composed of shares of Common Stock, Preferred Stock, Debt Securities, Warrants, and/or Rights in any combination (the “Units” and, together with the Common Stock, Preferred Stock, Debt Securities, and Warrants, the “Securities”), all of which may be sold from time to time and on a delayed or continuous basis, as set forth in the base prospectus forming a part of the Registration Statement (the “Base Prospectus”), and as to be set forth in one or more supplements to the Base Prospectus filed pursuant to Rule 415 promulgated under the Securities Act. The Securities may be offered in an unspecified number at indeterminate prices from time to time by the Company under the Registration Statement. This opinion letter is furnished to you at your request to enable you to fulfill the requirements of Item 601(b)(5) of Regulation S-K, 17 C.F.R. § 229.601(b)(5), in connection with the Registration Statement.

For purposes of this opinion letter, we have examined originals or copies, certified or otherwise, of such corporate records, organizational and governing documents, agreements, instruments, certificates of public officials or of officers or other representatives of the Company, the Registration Statement (including any Exhibits thereto), and such other documents as we have deemed appropriate, relevant, or necessary as a basis for the opinions set forth below. We have also reviewed such questions of law as we have deemed necessary or appropriate. In our examination of the foregoing documents, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the accuracy and completeness of all documents submitted to us, the authenticity of all original documents, and the conformity to authentic original documents of all documents submitted to us as copies (including by facsimile or other electronic transmission). As to all matters of fact, we have relied on the representations and statements of fact made in the documents so reviewed, and we have not independently established the facts so relied on. This opinion letter is given, and all statements herein are made, in the context of the foregoing.

For purposes of this opinion letter, we have assumed that: (i) the issuance, sale, amount (not to exceed $1,000,000,000 worth), and terms of any Securities to be offered from time to time will have been duly authorized and established by proper action of the board of directors of the Company or a duly authorized committee of such board (each, a “Board Action”), consistent with the procedures and terms described in the Registration Statement and in accordance with the Company’s Articles of Incorporation, including with respect to the number of authorized and available shares for issuance, and bylaws and applicable Colorado law, each as then in effect, in a manner that does not violate any law, government or court-imposed order or restriction, or agreement or instrument then binding on the Company, or otherwise impair the legal or binding nature of the obligations represented by the applicable Securities; (ii) at the time of the offer, issuance, and sale of any Securities, the Registration Statement will have been declared effective under the Securities Act, and no stop order suspending its effectiveness will have been issued and remain in effect; (iii) any Debt Securities will be issued pursuant to an indenture with a qualified trustee named therein; (iv) the applicable indenture under which any Debt Securities are issued will be qualified under the Trust Indenture Act of 1939, as amended, and for which the governing law shall be the State of New York; (v) prior to any issuance of Preferred Stock, appropriate certificates of designations designating and classifying the Preferred Stock and setting forth the terms thereof shall be filed for recordation with the Colorado Secretary of State; (vi) any Warrants will be issued under one or more warrant agreements, each to be between the Company and a financial institution or other party identified therein as warrant agent, for which the governing law shall be the laws of the State of New York; (vii) any Units will be issued under one or more unit agreements, each to be between the Company and a financial institution or other party identified therein as a unit agent, for which the governing law shall be the laws of the State of New York; (viii) any Rights will be issued under one or more rights agreements, each to be between the Company and a financial institution or other party identified therein as a rights agent, for which the governing law shall be the laws of the State of New York; (ix) if being sold by the Company, the Securities will be delivered against payment of valid consideration therefor and in accordance with the terms of the applicable Board Action authorizing such sale and the terms of any other applicable underwriting agreement or purchase agreement and as contemplated by the Registration Statement and any applicable prospectus supplement; and (x) the Company will remain a Colorado corporation.

To the extent that the obligations of the Company with respect to the Securities may be dependent upon such matters, we also assume for purposes of this opinion that the other party under the indenture for any Debt Securities, under the warrant agreement for any Warrants, under the unit agreement for any Units, and under the rights agreement for any Rights, namely, the trustee, the warrant agent, the unit agent, or the rights agent, respectively, is duly organized, validly existing, and in good standing under the laws of its jurisdiction of organization; that such other party is duly qualified to engage in the activities contemplated by such indenture, warrant agreement, unit agreement, or rights agreement, as applicable; that such indenture, warrant agreement, unit agreement, or rights agreement, as applicable, has been duly authorized, executed, and delivered by the other party and constitutes the valid and binding obligation of the other party enforceable against the other party in accordance with its terms; that such other party is in compliance with respect to the performance of its obligations under such indenture, warrant agreement, unit agreement, or rights agreement, as applicable, with all applicable laws and regulations; and that such other party has the requisite organizational and legal power and authority to perform its obligations under such indenture, warrant agreement, unit agreement, or rights agreement, as applicable.

This opinion letter is based as to matters of law solely on the applicable provisions of the following, as currently in effect: (i) as to the opinions given in paragraphs (1) and (2), the Colorado Business Corporation Act; and (ii) as to the opinions given in paragraphs (3), (4), and (5), the laws of the State of New York (but not including any laws, statutes, ordinances, administrative decisions, rules, or regulations of any political subdivision below the state level). We express no opinion herein as to any other statutes, rules, or regulations (and in particular, we express no opinion as to any effect that such other statutes, rules, or regulations may have on the opinions expressed herein).

Based upon, subject to, and limited by the foregoing examination and the further qualifications and limitations set forth below, we are of the opinion that:

1. With respect to shares of Common Stock (including any shares of Common Stock duly issued upon conversion or exercise of Debt Securities, Preferred Stock, Warrants, or Rights, and assuming, if applicable, receipt by the Company of any additional consideration payable upon such conversion or exercise), upon due execution and delivery on the Company’s behalf of certificates therefor, including global certificates, or the entry of the issuance thereof in the Company’s books and records, as the case may be, and upon receipt by the Company of the consideration for the shares of Common Stock specified in the applicable Board Action, such shares of Common Stock will be validly issued, fully paid, and non-assessable.

2. With respect to shares of Preferred Stock (including any shares of Preferred Stock duly issued upon conversion or exercise of Debt Securities, Warrants, or Rights, and assuming, if applicable, receipt by the Company of any additional consideration payable upon such conversion or exercise), upon due execution and delivery on the Company’s behalf of certificates therefor, including global certificates, or the entry of the issuance thereof in the Company’s books and records, as the case may be, and upon receipt by the Company of the consideration for the shares of Preferred Stock specified in the applicable Board Action, such shares of Preferred Stock will be validly issued, fully paid, and non-assessable.

3. With respect to Debt Securities (including any Debt Securities duly issued upon the exercise of Warrants or Rights, and assuming, if applicable, receipt by the Company of any additional consideration payable upon such exercise), upon due execution and delivery of an indenture relating thereto on behalf of the Company and the applicable trustee named therein, and upon due authentication by such trustee and due execution and delivery of such Debt Securities on the Company’s behalf in accordance with the applicable indenture and any supplemental indenture relating thereto, and upon receipt by the Company of the consideration for the Debt Securities specified in the applicable Board Action, such Debt Securities will constitute valid and binding obligations of the Company, enforceable against the Company in accordance with the Debt Securities’ terms.

4. With respect to Warrants or Rights, upon due execution and delivery of a warrant agreement or rights agreement, as applicable, relating thereto on behalf of the Company and the warrant agent or rights agent, as applicable, named therein, due execution and delivery of the Warrants or Rights, as applicable, on the Company’s behalf, and due authentication of the Warrants or Rights by the warrant agent or rights agent, as applicable, and upon receipt by the Company of the consideration for the Warrants or Rights specified in the applicable Board Action, as applicable, such Warrants or Rights, as applicable, will constitute valid and binding obligations of the Company, enforceable against the Company in accordance with the warrant agreement’s or rights agreement’s terms, as applicable.

5. With respect to Units, upon due execution and delivery of a unit agreement on the Company’s behalf, upon due execution and delivery of such Units and the underlying Securities that are components of such Units in accordance with the applicable unit agreement and the applicable indenture (in the case of underlying Debt Securities), warrant agreement (in the case of underlying Warrants), and/or rights agreement (in the case of underlying Rights), and upon receipt by the Company of the consideration for such Units and the underlying Common Stock, Preferred Stock, Debt Securities, Warrants, and/or Rights that are components of such Units specified in the applicable Board Action, as applicable, and assuming that any underlying Securities issued or not issued by the Company that are components of such Units have been duly and properly authorized for issuance and constitute valid and binding obligations enforceable against the Company, such Units will constitute valid and binding obligations of the Company.

The opinions above are subject to and may be limited by: (a) the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium, and other similar laws relating to or affecting the enforcement of creditors’ rights generally; (b) general equitable principles, including without limitation, concepts of materiality, reasonableness, good faith, and fair dealing (whether considered in a proceeding in equity or at law); (c) the availability of specific performance, an injunction, or other equitable remedy that is subject to the discretion of the court before which the request is brought; (d) the invalidity under certain circumstances under law or court decisions of provisions providing for the indemnification of or contribution to a party with respect to a liability where such indemnification or contribution is contrary to public policy; (e) limitations by any governmental authority that limit, delay, or prohibit the making of payments outside the United States; and (f) generally applicable laws that (i) provide for the enforcement of oral waivers or modifications where a material change of position in reliance thereon has occurred or provide that a course of performance may operate as a waiver, (ii) limit the availability of a remedy under certain circumstances where another remedy has been elected, (iii) limit the enforceability of provisions releasing, exculpating, or exempting a party from, or requiring indemnification of a party for, liability for its own action or inaction, to the extent the action or inaction involves gross negligence, recklessness, willful misconduct, or unlawful conduct, or (iv) may, where less than all of a contract may be unenforceable, limit the enforceability of the balance of the contract to circumstances in which the unenforceable portion is not an essential part of the agreed exchange.

This opinion letter has been prepared for use solely in connection with the filing of the Registration Statement. We assume no obligation to advise you of any changes in the foregoing subsequent to the effective date of the Registration Statement.

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement and to the reference to this firm under the caption “Legal Matters” in the Base Prospectus constituting a part of the Registration Statement. In giving this consent, we do not thereby admit that we are an “expert” within the meaning of the Securities Act.

Very truly yours,

/s/ Dykema Gossett PLLC

Dykema Gossett PLLC